EXHIBIT 10.9

Dated 29th March 1996

MOATSTAR LIMITED

- and -

SPARKLING SPRING WATER UK LIMITED

- and -

SPARKLING SPRING WATER LIMITED

Counterpart L E A S E

relating to

Unit N Progress Road
Sands Industrial Estate
High Wycombe

Russell-Cooke Potter & Chapman
11 Old Square
Lincoln’s Inn
London WC2A 3TS

     THIS LEASE is made the 29th day of March One thousand nine hundred and ninety-six BETWEEN the Landlord and the Tenant and the Surety whose respective names and addresses are set out in the First Schedule

WITNESSETH:-

1     Definitions

IN this Lease unless the context otherwise requires the various expressions set out below shall have the meaning or bear the interpretation there set out:-

1.1	“The Landlord” shall include the immediate reversioner for the time being

1.2	“The Tenant” shall include the person from time to time entitled to the Term and the personal representatives of the Tenant

1.3	“The Estate” means the industrial estate and other accommodation of which the Demised Premises forms part and all common parts thereof situate at Progress Road High Wycombe Buckinghamshire the extent of which is for the purposes of identification shown edged blue on the Plan

1.4	“the Remainder of the Estate” means the Estate excluding the Demised Premises

1.5	“The Demised Premises” means the premises described in the Second Schedule

1.6	“The Plan” means the plan or plans annexed hereto

1.7	“The Contractual Term” means the term of years specified in the First Schedule

1.8	“The Term” includes the Contractual Term and any period of holding over or extension of the Contractual Term whether by statute or common law

1.9	“Conduits” means and includes flues shafts ducts air conditioning systems cisterns tanks water gas soil and waste water pipes sewers and drains gutters downpipes and soakaways gullies watercourses central heating systems boilers radiators pipes wires and cables and other conducting media mains valves traps and switches or any of them

1.10	“The Prescribed Rate” means interest at the rate of four per centum above the base lending rate from time to time of National Westminster

Bank Plc calculated on a daily basis (such interest to be compounded with rests at the usual quarter-days) during the period from the date on which the expenditure is incurred or from which the interest is expressed to run to date of payment as well before as after any judgment and if such base rate shall for any reason cease to be used or published then interest calculated by reference to such other comparable commercial rate as the parties may agree or in default of agreement as may be determined by an independent person to be nominated in the absence of agreement by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors on the application of the Landlord (and the fees of such person including the cost of his appointment shall be borne equally by the Landlord and the Tenant

1.11	“The Insured Risks” means loss or damage by fire storm tempest flood lightning explosion aircraft articles dropped from aircraft riot civil commotion malicious damage impact bursting and overflow of pipes or tanks or of other apparatus and such other risks as the Landlord may deem desirable or expedient (subject to such exclusions and limitations excesses as may be imposed by the insurers) including loss of rent and service charge (if any) hereunder for such number of years as the Landlord may deem appropriate and architects’ surveyors’ and all other professional fees and demolition clearance and similar expenses

1.12	“The Planning Acts” means and includes the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 and the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 and all statutes referred to therein and all statutes regulations and orders included by Clause 2.5 of this Lease

1.13	“Development” has the meaning given by Section 55 of the Town and Country Planning Act 1990

1.14	“The Landlords Surveyor” means any person (being an associate or fellow of the Royal Institution of Chartered Surveyors) or firm (one at least of whose members shall be so qualified) including an employee of the Landlord appointed by or acting for the Landlord to perform the function of a surveyor for any purpose of this Lease

1.15	“VAT” means Value Added Tax or any other tax of a similar nature (and unless otherwise expressly stated all references to rent or other monies payable by the Tenant are exclusive of any VAT charged or chargeable thereon)

2     Interpretation

2.1	Words importing the masculine gender shall where necessary be construed as importing the feminine gender and words importing the neuter gender shall where necessary be construed as importing the masculine gender or the feminine gender as the case may be

2.2	Words importing the singular number only shall include the plural number and vice versa and where there are two or more persons included in the expression “the Landlord” “the Tenant” or “the Surety” the covenants expressed to be made by the Landlord the Tenant or the Surety shall be deemed to be made by such persons jointly and severally

2.3	References to any right exercisable by the Landlord shall where the context so admits include the exercise of such right by any superior landlord and all persons authorised by the Landlord or any superior landlord

2.4	In any case in which the consent or approval of the Landlord is required under this lease the giving of such consent shall be conditional upon the consent of any superior landlord being obtained so far as may be required and the Landlord shall at the request and cost of the Tenant use reasonable endeavours to obtain any such consents or approvals whenever they may be required

2.5	Any reference to a statute or order in this lease shall include from time to time throughout the Term any legislation amending modifying replacing or re-enacting the same and any regulations or orders made thereunder

2.6	Any covenant in this lease by the Tenant not to do an act or thing shall be deemed to include an obligation not to agree or suffer such act or thing to be done and to use best endeavours to prevent such act or thing being done by another person

2.7	Any reference in this lease to parting with possession shall be deemed to include sharing possession or parting with or sharing occupation or holding the Demised Premises on trust for another

2.8	The clause schedule and paragraph headings in this Lease are for ease of reference only and are not to be taken into account in the construction or interpretation of the clause schedule or paragraph to which they refer

3     Demise

THE Landlord DEMISES to the Tenant the Demised Premises together with the Rights but Subject To and Excepting and Reserving as mentioned in the Second Schedule TO HOLD unto the Tenant for the Contractual Term PAYING yearly during the Term the rent specified in the Third Schedule such rent to be paid by equal quarterly payments in advance on the usual quarter days in every year or proportionately for any fraction of a year the first of such payments to be made on the execution hereof and in each case without deduction AND ALSO paying in addition throughout the Term by way of further rent from time to time a sum or sums of money equal to the amount which the Landlord may expend in effecting or maintaining the insurance of the Demised Premises against loss or damage by the Insured Risks and a due proportion of the amount which the Landlord may expend in effecting or maintaining insurance of the common parts of the Estate such proportion in the case of the insurance of the common parts of the Estate to be conclusively determined by the Landlords Surveyor (save in the case of manifest error) TOGETHER WITH all sums that may properly be demanded by the insurance company in respect of increased premiums occasioned by the nature of the occupation or business of the Tenant such further rent to be paid without any deduction on demand and to be recoverable by distress in the same way as rent in arrear

4     Tenant’s Covenants

THE Tenant COVENANTS with the Landlord to observe and perform the covenants and stipulations set out in the Fourth Schedule

5     Landlord’s Covenants

THE Landlord COVENANTS with the Tenant to observe and perform the covenants and stipulations set out in the Fifth Schedule

6     Provisos and Agreements

THE Landlord and the Tenant agree the provisions set out in the Sixth Schedule

7     Surety’s Covenants

THE Surety covenants with the Landlord to observe and perform the covenant set out in the Seventh Schedule

IN WITNESS whereof the parties hereto have duly executed this Lease as a Deed the day and year first above written

[Map in original]

THE FIRST SCHEDULE

The Parties

The Landlord	:	Moatstar Limited of 3 Bolney Gate Ennismore Gardens London SW7 1QW
The Tenant	:	Sparkling Spring Water UK Limited of
The Surety	:	Sparkling Spring Water Limited of
The Contractual Term	:	11 years from 25th December 1995
The Authorised User	:	A storage or distribution centre within Class B.8 of the Schedule to the Town and Country Planning (Use Clauses) Order 1987 together with ancillary offices and car parking

THE SECOND SCHEDULE

The Demised Premises

1     Demise

ALL THAT property known as Unit N Progress Road Sands Industrial Estate High Wycombe Buckinghamshire the 18 car parking spaces adjacent thereto all of which property is for the purposes of identification only shown edged red on the Plan and the Landlords fixtures and fittings on the Demised Premises

2     Included Rights

TOGETHER WITH (in common with the Landlord and all others entitled to and insofar as the Landlord is entitled to grant the same)

2.1	the free and uninterrupted passage and running of water soil gas electricity and telecommunications and all other services to and from the Demised Premises in through and along such of the Conduits which are now or may hereafter during the Term be in upon over or under any adjoining or neighbouring property of the Landlord and which serve the Demised Premises

2.2	the right to enter the Remainder of the Estate at all reasonable times (on reasonable prior notice to the Landlord and to the occupier thereof except in case of emergency) for the purposes of carrying out the Tenants obligations in this Lease the Tenant making good all damage to the Remainder of the Estate occasioned by such entry or any works consequent thereon

2.3	the right of support shelter and protection for the Demised Premises from the Remainder of the Estate as enjoyed at the date hereof

2.4	At all times and for the purposes of access to and egress from the Demised Premises but not for any other purpose to pass and repass with or without vehicles over and along the roads shown coloured brown blue and green on the Plan and on foot only over and along the footpaths forming part of the common parts of the Estate subject however to compliance by the Tenant with the following conditions:-

2.4.1	The Tenant shall not use the said roads or permit the same to be used by its servants or agents or invitees for the parking of vehicles

2.4.2	The Tenant shall comply with such reasonable directions as may from time to time be given by the Landlord or any authorised representative of the Landlord for the regulation and direction of traffic on the said roads

2.4.3	The Tenant shall ensure (so far as the Tenant is reasonably able so to do) that no rubbish or litter is left on the said roads or any part thereof and that no damage is caused by its servants agents or licensees and that no nuisance or annoyance or inconvenience is caused to the landlord or to the owners or lessees or occupiers of the Estate or nearby premises Provided Always that it is hereby agreed and declared that if at any time during the Term and in its absolute discretion the Landlord shall desire to alter or stop up the said roads or any part or parts thereof the Landlord shall have full right and liberty so to do subject to the Landlord leaving available for use by the Tenant and its servants agents or licensees reasonable means of access to the Demised Premises

2.4.4	the benefit of the right at all times to a supply of oil to the Demised Premises from the oil storage tank and pumping station included in the demise of Unit J Progress Road aforesaid through the Conduits connecting the same to the Demised Premises subject to the Tenant paying to the tenant or occupier for the time being of Unit J the cost at normal market rates of supplying such oil based upon the amount consumed as recorded by the check meter monitoring the supply of oil to the Demises Premises

3     Rights to which Demise is subject

SUBJECT TO:-

3.1	all easements and similar rights and privileges to which the Demised Premises are now or may be subject

3.2	all obligations and other matters (except financial charges) referred to in the Property and Charges Registers of the registered property out of which this lease is granted or to all restrictive and other covenants restrictions and obligations contained in the title deeds of the unregistered property out of which this lease is granted

4     Exceptions and Reservations

EXCEPTING AND RESERVING to the Landlord and its tenants servants and licensees and the owners lessees and occupiers for the time being of the Remainder of the Estate and any adjoining or neighbouring property of the Landlord and all other persons from time to time having the like right:-

4.1	the free and uninterrupted passage and running of water soil gas electricity telecommunications and other services to and from the Remainder of the Estate and any such adjoining and neighbouring property through the Conduits which now are or hereafter may during the Term be in upon over or under the Demised Premises or any part thereof together with a full right of entry to the Demised Premises at all reasonable times for the purposes of installing adding to inspecting maintaining cleansing renewing replacing and repairing the Conduits the person or persons exercising such right making good all damage to the Demised Premises occasioned by such entry or any works consequent thereon

4.2	the right to enter the Demised Premises at all reasonable times for the purposes of:-

4.2.1	installing adding to inspecting maintaining cleansing connecting to repairing replacing and removing the Conduits

4.2.2	carrying out any works or doing anything whatever comprised within the Landlords obligations in this Lease

4.2.3	erecting scaffolding for the purpose of repairing or cleaning the Estate notwithstanding that such scaffolding may temporarily restrict the access to or enjoyment of the Demised Premises the person or persons exercising such rights making good all damage to the Demised Premises occasioned by such entry or any works consequent thereon

4.3	full right and liberty at any time or times to execute works repairs and make erections upon or to erect upon rebuild reconstruct modify or alter the Remainder of the Estate or any adjoining and neighbouring property and to use the Remainder of the Estate and any such adjoining and neighbouring property in such manner as it may think fit notwithstanding that the access of light and air to the Demised Premises or any part thereof may thereby be interfered with

THE THIRD SCHEDULE

The Rents

1       Review Dates

In this Schedule “Review Date” means the 25th day of December in the year Two Thousand and One and “Review Period” means the period starting with the Review Date up to the end of the Term

2       Yearly Rent

The yearly rent shall be:

2.1	from the date hereof until the 24th day of March 1997 the rent of a peppercorn

2.2	from the 25th day of March 1997 until the Review Date the rent of FIFTY TWO THOUSAND FIVE HUNDRED POUNDS (£52,500)

2.3	during the Review Period a rent equal to the rent previously payable hereunder or such revised rent as may be ascertained as herein provided whichever be the greater

3       Definition of Revised Rent

Such revised rent for the Review Period may be agreed at any time between the Landlord and the Tenant or (in the absence of agreement) determined not earlier than the Review Date at the option of the Landlord either by an arbitrator or by an independent valuer (acting as an expert and not as an arbitrator) such arbitrator or valuer to be nominated in the absence of agreement by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors on the application of the Landlord made not earlier than six months before the Review Date and so that in the case of such arbitration or valuation the revised rent to be awarded or determined by the arbitrator or valuer shall be such as he shall decide should be the best yearly rent which would reasonably be expected to become payable in respect of the Demised Premises after the expiry of a rent free period of such length as would be negotiated in the open market between a willing landlord and a willing tenant upon the letting of the Demised Premises at the Review Date

3.1	On the following assumptions:–

3.1.1	that the Demised Premises are fully fitted out and equipped to the requirements of a willing tenant and available for immediate occupation and use and that no work has been carried out thereon by the Tenant its sub-tenants or their predecessors in title which has diminished the rental value of the Demised Premises and that in case the Demised Premises have been destroyed or damaged they have been fully restored

3.1.2	that the Demised Premises are available to let by a willing landlord to a willing tenant (which expression “willing tenant” shall for the avoidance of doubt include the Tenant) as a whole without a premium but with vacant possession and subject to the provisions of this lease (other than the amount of the rent hereby reserved but including the provisions for review of that rent) for a term equal to the original term of this Lease commencing on the Review Date

3.1.3	that the covenants herein contained on the part of the Tenant have been fully performed and observed

3.1.4	that if VAT is charged on rent under the Lease every prospective willing tenant would be able to recover such VAT in full

AND having regard to open market rental values current at the Review Date

3.2	But disregarding:–

3.2.1	any effect on rent of the fact that the Tenant its sub-tenants or their respective predecessors in title have been in occupation of the Demised Premises

3.2.2	any goodwill attached to the Demised Premises by reason of the carrying on at the Demised Premises of the business of the Tenant its sub-tenants or their predecessors in title in their respective businesses

3.2.3	any effect on rent attributable to the existence at the Review Date of any physical improvement to the Demised Premises or any part thereof carried out (with all consents having been obtained where such consents are required from the Landlord any Local Authority or any other statutory authority) by the Tenant its sub-tenants or their respective predecessors in title or other lawful occupier during the Term or during any period of occupation prior thereto arising out of an agreement to grant such Term Provided always that any effect on rent attributable to the existence at the Review Date of any physical improvement carried out in pursuance of an obligation to the Landlord or its predecessors in title including an obligation performed in compliance with clause 3 of the Fourth Schedule shall not be so disregarded

3.2.4	any effect on rent of the limitations on the use or alienation of the Demised Premises contained in this Lease

3.2.5	insofar as permitted by law all restraints and restrictions whatsoever relating to the recovery of rent contained in any statute and any directions thereby given relating to any method of determination of rent

3.2.6	any effect on rent of any obligation of the Tenant arising under this Lease or any deed licence consent or other instrument made by the Landlord at the request of the Tenant to reinstate the Demised Premises to their condition or design before the carrying out of any works thereto

3.2.7	any effect reducing the rent (but not disregarding any effect increasing the rent) that may result from the Landlord either having elected to waive the exemption from VAT in respect of the Demised Premises or reserving the right to do so

4       Conduct of Determination

IT IS PROVIDED AND AGREED in relation to the said revised rent:-

4.1	in the case of a revised rent being determined by an arbitrator:

4.1.1	the arbitration shall be conducted in accordance with the Arbitration Acts 1950 to 1979 or any statutory modifications or re-enactments thereof for the time being in force

4.1.2	if the arbitrator shall die delay or become unwilling or incapable of acting or if for any other reason the President for the time being of the Royal Institution of Chartered Surveyors or the person acting on his behalf shall in his absolute discretion think fit he may by writing discharge the arbitrator and appoint another in his place

4.1.3	if either the Landlord or the Tenant shall fail to pay any costs awarded against it within twenty-one days of such costs being demanded by the arbitrator then the other of them shall be entitled to pay such costs and the amount so paid shall be repaid on demand by the chargeable party

4.2	In the case of a revised rent being determined by a valuer:–

4.2.1	the fees and expenses of the valuer including the cost of his appointment shall be borne equally by the Landlord and the Tenant who shall otherwise each bear their own costs

4.2.2	the valuer shall afford to the Landlord and the Tenant an opportunity to make representations to him and shall consider these representations

4.2.3	if the valuer shall die delay or become unwilling or incapable of acting or if for any other reason the President for the time being of the Royal Institution of Chartered Surveyors or the person acting on his behalf shall in his absolute discretion think fit he may by writing discharge the valuer and appoint another in his place

4.3	When the amount of any revised rent shall have been ascertained memoranda (in such form as the Landlord shall reasonably require) recording the amount of the revised rent shall be signed by or on behalf of the Landlord and the Tenant and annexed to this lease and counterpart and the parties shall bear their own costs of this procedure

4.4	if the revised rent payable on and from any Review Date has not been agreed by that Review Date rent shall thereafter be payable at the rate in force immediately before the Review Date and forthwith upon the revised rent being ascertained the Tenant shall pay to the Landlord an amount representing the difference (“the Shortfall”) between:-

4.4.1	the amount of the yearly rent which would have been payable for the period from that Review Date until the day before the quarter day following the date of ascertainment if the revised rent had been ascertained at that Review Date and

4.4.2	(if less) the amount of the yearly rent paid for that same period Together with interest at the Prescribed Rate on the Shortfall calculated on a day to day basis by reference to the quarter days upon which parts of the Shortfall would have been payable if the revised rent had been ascertained at that Review Date

4.5	for the purposes of Clause 4.4 the revised rent shall be deemed to have been ascertained on the date when the same has been agreed between the Landlord and the Tenant or as the case may be the date of the award of the arbitrator or of the determination by the valuer

THE FOURTH SCHEDULE

The Covenants by the Tenant

1       To pay rent

To pay the reserved rents on the days and in the manner aforesaid without any deduction or set-off and if the Landlord so requires to pay the same by Bankers Standing Order direct to the bank account of the Landlord or as it shall direct

2       To pay outgoings

To bear pay and discharge (and to indemnify the Landlord against) all existing and future rates taxes and outgoings whatsoever (whether or not of a capital or non-recurring nature) which are now or may at any time hereafter be assessed charged or imposed upon or payable in respect of the Demised Premises or any part thereof or on the owner or occupier in respect thereof save for taxes on rent and taxes payable in respect of dealings with any reversion immediately or mediately expectant on the Term

3       To repair and decorate etc

At all times during the Term:

3.1	to repair replace rebuild cleanse and keep the whole of the Demised Premises and all additions and improvements thereto and the Landlord’s fixtures and fittings and the Conduits therein in good and substantial repair and condition (damage by any of the Insured Risks excepted save to the extent that the policy or policies of insurance effected by the Landlord pursuant to this lease have been vitiated in consequence of any act neglect or default of the Tenant or its servants or agents)

3.2	Without prejudice to the generality of the foregoing covenant:-

3.2.1	to paint with two coats of best quality paint of a colour to be determined by the Surveyor for the Landlord or otherwise to treat in a proper and workmanlike manner all the exterior wood iron and stucco or cement work and other exterior surfaces of the Demised Premises heretofore or usually painted or otherwise treated once in every third year and in the last year of the Term (whether determined by effluxion of time or under the provisions for re-entry hereinafter contained or otherwise) having first prepared such surfaces by stripping off stopping and priming the same and washing down all washable surfaces

3.2.2	to paint with two coats of best quality paint or otherwise to grain varnish clean paper and otherwise decorate and treat in a proper and workmanlike manner all the interior wood and iron work and other interior surfaces of the Demised Premises as have been or ought properly to be so painted decorated and treated once in every fifth year and in the last year of the Term (whether determined by effluxion of time or under the provisions for re-entry hereinafter contained or otherwise) having first prepared such surfaces by stripping off stopping and priming the same and washing down all washable surfaces and so that in the last year of the Term the tints colours and patterns of all such works of interior decoration and treatment shall be such as shall be approved by the Landlord

3.2.3	as and when required by the Landlord to clean restore repoint and make good the external stone stucco and brickwork of the Demised Premises

4       To contribute

To contribute and pay on demand to the Landlord ‘a fair proportion (to be conclusively determined by the Landlords Surveyor) of all expenses incurred or payable by the Landlord for constructing repairing renewing rebuilding repointing and cleansing all party walls and structures foundations fences Conduits fire exits and escapes roads passages pavements and all other easements and amenities whatsoever the use of which is common to the Demised Premises the Remainder of the Estate and to other properties and all expenses of providing any services connected with the safety security or cleanliness of the Estate and to keep the Landlord indemnified against such proportion of such expenses

5       To yield up

To yield up the Demised Premises with the fixtures and additions thereto at the expiration or sooner determination of the Term in good and substantial repair and condition in accordance with the covenants hereinbefore contained

6       To permit entry to view

To permit the Landlord at all times during the Term upon not less than forty-eight hours prior notice (except in emergency) to enter upon and view the condition of the Demised Premises and forthwith (so far as the Tenant is liable) to execute all repairs and works required to be done by written notice given by the Landlord PROVIDED ALWAYS that if the Tenant shall not within two months after service of such notice commence and proceed diligently with the execution of the repairs and works mentioned in such notice it shall be lawful for the Landlord to enter upon the Demised

Premises with all necessary workmen and execute such repairs and works at the expense of the Tenant in accordance with the covenants herein contained and the costs thereof shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action

7       To permit entry to repair

To permit the Landlord and the owners or tenants or occupiers of the Remainder of the Estate and adjoining properties at all times upon not less than forty-eight hours prior notice (except in emergency) to enter upon the Demised Premises to execute repairs to or to alter or connect up Conduits to such adjoining properties causing as little inconvenience as possible and making good all damage thereby occasioned to the Demised Premises

8       Alterations

Not without the previous consent in writing of the Landlord (and then only in accordance with plans previously approved by the Landlord and under the supervision of and to the satisfaction of the Landlords surveyor) to erect or permit or suffer to be erected any new building on the Demised Premises or make or permit or suffer to be made any alteration of or addition to the Demised Premises or alter the layout or arrangement of the Demised Premises (or add to or alter any new buildings or alterations erected or made in pursuance of the consent of the Landlord given under this clause) or to cut injure or permit or suffer to be cut or injured any of the walls floors or timbers of the Demised Premises (or any permitted alterations or additions thereto) or to carry out or permit or suffer to be carried out any Development upon the Demised Premises

9       To comply with planning legislation

At all times during the Term to comply in all respects with the provisions and requirements of the Planning Acts and of any planning consents (and the conditions thereof) relating to or affecting the Demised Premises and to indemnify and keep indemnified the Landlord against all liabilities whatsoever thereunder AND forthwith to produce to the Landlord a copy of any order direction proposal or notice made given or issued to the Tenant or any sub-tenant under or by virtue of the Planning Acts affecting or relating to the Demised Premises and at the request and cost of the Tenant to make or join with the Landlord in making every such objection representation or appeal against the same as the Landlord shall deem expedient

10       User

Not to use or permit or suffer to be used the Demised Premises or any part thereof otherwise than for the Authorised User specified in the First Schedule or for such alternative user as the Landlord may approve in writing such approval not to be unreasonably withheld PROVIDED ALWAYS that the Tenant hereby acknowledges and admits that notwithstanding the foregoing provisions the Landlord does not thereby or in any other way give or make nor has given or made at any other time any representation or warranty that the Authorised User is or will remain a permitted use within the provisions of the Planning Acts nor shall any consent in writing which the Landlord may hereafter give to any change of use be taken as including any such representation or warranty and that notwithstanding that the Authorised User is not a permitted use within such provisions as aforesaid the Tenant shall remain fully bound and liable to the Landlord in respect of the obligations undertaken by the Tenant by virtue of this lease without any compensation recompense or relief of any kind whatsoever

11       Not to invalidate insurance

Not to do or permit or suffer to be done anything whereby the policy or policies of insurance of the Demised Premises against the Insured Risks may become void or voidable or whereby the rate of premium thereon may be increased and to repay to the Landlord all sums paid by way of increased premiums and all expenses incurred by it in or about any renewal of such policy or policies rendered necessary by a breach of this covenant (all of which payments shall be included in the rent herein reserved) and to comply with all the requirements and recommendations of the insurers relating to the Demised Premises and to indemnify the Landlord in respect of the non-payment of any policy monies or the reduction in the amount thereof that is recoverable following any claim under any such policy arising out of any breach of the foregoing covenant

12       Notification of insured event

To notify the Landlord immediately if any event or thing happens in or relating to the Demised Premises against which the Demised Premises are insured under the terms of this lease

13       No unauthorised insurance

Not to effect any insurance of or relating to the Demised Premises except that provided for or referred to in this lease save that the Tenant may effect insurance of loss of profit tenants fixtures fittings stock and any shop front and other traders comprehensive risks

14       No nuisance etc

Not to do or permit or suffer to be done anything in or upon the Demised Premises or any part thereof which may be or become a nuisance annoyance or damage to the Landlord or the tenants or occupiers of other property in the neighbourhood

15       No illegal or immoral use

Not to use the Demised Premises for any noxious noisy offensive or dangerous trade business or pursuit not for any illegal or immoral act or purpose nor as a club betting shop sex shop or amusement arcade or leisure centre not for any public exhibition or show or political meeting and not to hold any sales by auction nor keep any animals or birds on the Demised Premises and not to allow on the Demised Premises anything which is or may become dangerous offensive combustible inflammable radioactive or explosive

16       Prohibited uses

Not to use on the Demised Premises:–

16.1	any machine other than normal shop and office machines which shall be mounted so as to minimise noise and vibration

16.2	any machinery or sound reproduction amplifying equipment which shall cause a nuisance to the Landlord or the owners or occupiers of adjoining or neighbouring premises or

16.3	any machine which creates any electrical disturbance outside the Demised Premises

17       No excessive loading

Not to do anything which imposes an excessive load or strain on the Demised Premises or which may cause structural damage

18       No rubbish

Not to form or permit to be formed a rubbish dump on the Demised Premises but to keep all rubbish and refuse in properly covered receptacles and not to store or stack any goods on any part or parts of the Demised Premises which may for the time being be unbuilt upon and not to hang place or deposit nor permit to be hung placed or deposited any goods articles of things for sale or display or otherwise on any forecourt yard or car park forming part of the Demised Premises

19       No pollution

Not to discharge anything into the Conduits serving the Demised Premises which will or may be corrosive or harmful or which may cause any obstruction or deposit therein

20       Display of notices

Not to exhibit or permit or suffer to be exhibited on any part of the exterior of the Demised Premises or in the windows or on the external walls rails or fences thereof any placard poster signboard or other advertisement except such as shall previously have been approved in writing by the Landlord

21       Compliance with Statutes etc

To comply forthwith and in all respects at the Tenant’s own expense with all statutes for the time being in force and with all requirements or directions of any competent authority exercising powers under statute or Royal Charter and all nuisance sanitary or other statutory notices served by upon either the Landlord or the Tenant so far as the same relate to the Demised Premises and to comply with all the requirements of the Factories Act 1961 the Office Shops and Railway Premises Act 1963 and the Fire Precautions Act 1971 and any Act or Acts for the time being amending or replacing the same and to keep the Landlord fully indemnified against all actions proceedings costs expenses claims and demands in respect thereof

22       Defective Premises Act

In connection with the Defective Premises Act 1972 or any legislation modifying amending or replacing the same to:–

22.1	Notify the Landlord in writing immediately of any defect in the Demised Premises of which the Tenant is aware

22.2	erect and maintain within the Demised Premises prominent notices of warning of relevant defects within the meaning of Section 4 of the said Act in such form as the Landlord may from time to time require

22.3	indemnify the Landlord against any actions proceedings costs expenses claims and demands incurred thereunder by reason of the Tenant’s failure to erect and display such notices

22.4	permit the Landlord at any time on reasonable notice to enter upon the Demised Premises erect and exhibit notices thereon giving warning of relevant defects within the meaning of the said Section 4 in the Demised Premises and to install lighting or any other reasonable means of warning or protection against such defects

23       To observe regulations

To observe and perform and to ensure (so far as the Tenant is able) that persons doing business with the Tenant and the servants agents invitees licensees and workmen of the Tenant shall observe and perform any and all reasonable regulations and instructions from time to time made or given by the Landlord in respect of the use of the access roadways and in particular the conditions relating thereto set out in the Second Schedule hereto

24     Alienation

24.1	Not to assign nor to underlet or charge or part with possession of any part or parts (as distinct from the whole) of the Demised Premises or to part with possession of the whole of the Demised Premises for all or any part of the Term or to permit any company or person to occupy the same save by the way of an assignment or underlease of the whole of the Demised Premises

24.2	Not to charge the whole of the Demised Premises without the previous written consent of the Landlord which shall not be unreasonably withheld

24.3	Not to assign the whole of the Demised Premises without the previous written consent of the Landlord which shall not be unreasonably withheld and upon or before any assignment and before giving occupation to the assignee:-

24.3.1	to obtain and deliver to the Landlord a direct covenant by the assignee with the Landlord to observe and perform the covenants and restrictions of this Lease and any deed licence consent or other instrument supplemental to this Lease for the remainder of the Term and to pay the rent reserved by this Lease

24.3.2	if the intended assignee shall be a limited liability company then if in its absolute discretion the Landlord shall so require or otherwise if the Landlord shall reasonably so require to obtain sureties acceptable to the Landlord who shall covenant by way of indemnity and guarantee (if more than one jointly and severally) with the Landlord before any assignment in the terms set out in the Eighth Schedule

24.4	Not to underlet the whole of the Demised Premises without the previous written consent of the Landlord which shall not be unreasonably withheld and save in accordance with the provisions of Clauses 24.4.1 and 24.4.2

24.4.1	Not to underlet the whole of the Demised Premises at a fine or premium nor at a rent (including without prejudice to the generality of that expression any insurance rent or service charge rent) less than the greater of the rent payable hereunder or the open market rent of the Demised Premises at the date of such underlease

24.4.2	To procure that any underlease of the Demised Premises shall contain:-

24.4.2.1	an unqualified covenant on the part of the underlessee with the Landlord that the underlessee will not assign or charge any part or parts of the Demised Premises (as distinct from the whole) and will not underlet or (save by way of an assignment of the whole) part with or share possession of or permit any person or company to occupy the whole or any part or parts of the Demised Premises

24.4.2.2	a covenant on the part of the underlessee with the Landlord that the underlessee will not assign or charge the whole of the Demised Premises without the previous written consent of the Landlord which shall not be unreasonably refused

24.4.2.3	if the proposed underlessee is a limited liability company then if in its absolute discretion the Landlord shall so require or otherwise if the Landlord shall reasonably so require sureties acceptable to the Landlord who shall covenant by way of indemnity and guarantee (if more than one jointly and severally) with the Landlord in the terms (as near as may be) set out in the Eighth Schedule

24.4.2.4	such covenants by the underlessee (which the Tenant hereby undertakes to enforce) so as to prohibit the underlessee from doing or suffering any act or thing upon or in relation to the Demised Premises which will contravene any of the Tenant’s obligations in this lease

24.4.2.5	a condition for re-entry on breach of any covenant on the part of the underlessee

24.4.2.6	provision for upwards only review of the rent reserved by the underlease (which the Tenant hereby undertakes to operate and enforce) corresponding both as to terms and dates with the provisions set out in the Third Schedule for revision of the rent hereby reserved

24.4.2.7	provision that the rent under such underletting is reviewed in accordance with the terms of such review

24.5	Notwithstanding the provisions of this Clause 24 the Tenant may share the occupation of the Demised Premises with any company which is throughout the period of such sharing a member of the same group as the Tenant (within the meaning of Section 42 of the Landlord and Tenant Act 1954) provided that no relationship of the Landlord and Tenant be created by the sharing

25       Notice of alienation

Within one month after the execution of any assignment assent transfer charge or underlease or assignment or charge of an underlease of or relating to the Demised Premises to give notice thereof in writing with particulars thereof to the solicitors for the time being of the Landlord and to produce to them a certified copy of the deed evidencing such dealing or transmission (and in case of a devolution of the interest of the Tenant not perfected by an assent within six months of the happening thereof to produce to the said Solicitors the grant of representation under which such devolution arises) and to pay to them a registration fee of TWENTY-FIVE POUNDS (£25) together with Value Added Tax thereon (or such other sum as the said Solicitors may reasonably require) in respect of each such dealing or transmission together with such fees as may be payable to any superior landlord

26       Letting notice etc

To permit the Landlord at any time in relation to a sale of the reversion expectant on the Term and during the six months immediately preceding the determination of this lease in relation to the reletting of the Demised Premises to affix and retain without interference upon any part of the Demised Premises a notice for the sale of or of the reletting of the same and to permit persons with written authority from the Landlord or its agent at all reasonable times to view the Demised Premises

27       Costs of licences etc

To pay to the Landlord all costs charges and expenses (including solicitors counsels and surveyors and other professional costs and fees and bailiffs costs charges expenses and commission) which may be charged or incurred by the Landlord or any superior landlord:–

27.1	1 in or in contemplation of any application by the Tenant to any planning authority or any application by the Tenant to the Landlord for any consent pursuant to the covenants herein contained

27.2	in or in contemplation of any proceedings under Sections 146 or 147 of the Law of Property Act 1925 or the preparation and service of notice thereunder (notwithstanding forfeiture is avoided otherwise than by relief granted by the Court) or for the preparation and service of and negotiations consequent upon a schedule of dilapidations served at any time during or after the Term

27.3	in connection with the recovery of any arrears of rent and monies payable and recoverable as rent hereunder

27.4	in connection with the enforcement of any of the Tenants covenants herein contained

AND to keep the Landlord fully indemnified against all actions proceedings costs expenses claims and demands whatsoever in respect of all or any of the said applications consents notices negotiations and proceedings

28       Acquisition by third parties of rights

Not to allow any encroachment to be made or easement acquired on or over the Demised Premises and in particular not to allow a right of access of light or air from or over the Demised Premises to any neighbouring property to be acquired and if any encroachment or easement shall be made or threatened to be made or if any window or opening shall be opened or made threatened to be opened or made in any neighbouring property which if not obstructed might by lapse of time confer the right to such access of light or air on the owner of any neighbouring property to give notice thereof to the Landlord and to permit it to enter the Demised Premises and to do all such things as may be proper for the purpose of preventing the making of such encroachment or the acquisition of such easement or right to light or air

29       Cost of insurance revaluation

To reimburse the Landlord upon demand the cost of periodic valuations or assessments of the cost of reinstatement of the Demised Premises for insurance purposes

30       VAT

To pay and keep the Landlord indemnified against all VAT which may from time to time be charged on and added to any rent or other monies for which the Tenant may be liable under this Lease and the same shall be recoverable by action or by distress as for rent in arrears

31       Interest on arrears

If the rent hereby reserved or any part thereof or any other sum payable by the Tenant to the Landlord pursuant to the provisions of this lease shall not have been paid upon the date whereon payment of the same was due then the Tenant shall pay to the Landlord interest upon such rent or other sum at the Prescribed Rate until the said rent or other sum shall have been paid

32       Perform obligations in superior lease

Without prejudice to the covenants conditions and other provisions of this lease to perform and observe all the covenants on the part of the Landlord (as tenant) contained in any superior lease under which the Landlord may hold the Demised Premises so far as they relate to or affect the Demised Premises and are not hereby expressly assumed by the Landlord and in the event of any conflict between the covenants contained in any such superior lease and the covenants contained herein the latter shall prevail

33       Perform obligations affecting superior title

To perform and observe all obligations and other matters imposed on the Landlord and subject to which this Lease is granted and which are referred to in Clause 3.2 of the Second Schedule

THE FIFTH SCHEDULE

The Covenants of The Landlord

1       Quiet enjoyment

That the Tenant paying the rents hereby reserved and observing and performing the several covenants and stipulations herein on its part contained shall peaceably hold and enjoy the Demised Premises during the Term without any lawful interruption by the Landlord or any person rightfully claiming under or in trust for it

2       To insure

To insure and keep insured the Demised Premises and the Landlords fixtures therein against the Insured Risks for a sum sufficient to cover the cost of reinstatement assuming total loss including all applicable VAT in some insurance office or with underwriters of repute and upon the Tenants request to produce to the Tenant at the Tenant’s own expense a copy of (or sufficient extract from) such policy and of the annual premium receipt and in case of destruction of or damage to the Demised Premises or any part thereof from any cause covered by such insurance and subject to obtaining all necessary planning consents and all other necessary licences approvals and consents which the Landlord shall use reasonable endeavours to obtain to cause all monies received in respect of such insurance (other than monies received for loss of rent and architects and surveyors fees and for demolition and clearance expenses) in rebuilding and reinstating the Demised Premises as soon as reasonably practicable PROVIDED ALWAYS that if such rebuilding or reinstating be prevented or frustrated all such insurance monies (other than as aforesaid) shall be retained by the Landlord and this lease shall thereupon determine

3       To pay rent under superior lease

To pay the yearly rent made payable by the superior lease under which the Landlord holds the Demised Premises and to observe and perform all the covenants and conditions therein contained and on its part to be observed and performed except insofar as the same are to be observed and performed by the Tenant under the Tenant’s covenants herein contained

4       To repair roads etc.

To maintain and repair or use its reasonable endeavours to procure the maintenance and repair of the roadways and footpaths shown coloured brown blue or green on the Plan and the drains and sewers forming part of the common parts of the Estate except insofar as the said road footpath drains and sewers are adopted and maintainable at the public expense

THE SIXTH SCHEDULE

Provisos Agreements and Declarations

1       Re-entry

At any time after any of the following events shall happen the Landlord may re-enter upon all or any part of the Demised Premises:–

1.1	the whole or any part of the rent shall be unpaid for twenty-one days after becoming payable whether formally demanded or not or

1.2	there shall be any breach of any of the Tenant’s covenants or

1.3	the Tenant or any surety for the Tenant (being a company) shall enter into liquidation whether compulsory or voluntary (save for the liquidation of a solvent company for the purpose of amalgamation or reconstruction) or suffers an administrative receiver to be appointed or enters into a voluntary arrangement as defined in Section 1 of the Insolvency Act 1986 or does or suffers anything which would entitle a receiver to take possession of any of its assets or does or suffers anything which would entitle any person to present a petition for winding up or apply for an administration order or ceases to exist or is dissolved or

1.4	the Tenant or any surety for the Tenant (being an individual) shall be unable to pay a debt or have no reasonable prospect of being able to pay a debt within the meaning of Section 268 of the Insolvency Act 1986 or makes an application to the court for an interim order under Section 253 of the Insolvency Act 1986 or does anything which would entitle a petition for a bankruptcy order to be made or makes any assignment for the benefit of or enters into any arrangement with his creditors either by composition or otherwise

2       Consequences of re-entry

If the Landlord shall re-enter in accordance with Clause 1 of this Schedule then this Lease shall thereupon terminate but without prejudice to any right of action or remedy of the Landlord in respect of any breach non-observance or non-performance of any of the Tenants covenants or the conditions herein contained

3       Suspension of rent

In case the Demised Premises or any part thereof shall at any time during the Term be so damaged or destroyed by the Insured Risks so as to be unfit for occupation and use then (unless the insurance money shall be wholly or partially irrecoverable by reason solely or in part of any act neglect default or omission of the Tenant) payment of the rent hereby reserved or ascertained or a fair proportion thereof according to the nature and extent of the damage sustained shall be suspended for the period for which loss of rent insurance is maintained under Clause 2 of the Fifth Schedule or if earlier until the Demised Premises shall again be rendered fit for occupation and use and any dispute with reference to this provision shall be conclusively determined by the Landlords Surveyor

4       Compensation for improvements

The provisions for compensation contained in Section 37 of the Landlord and Tenant Act 1954 shall not apply to this lease except in the events specified in Section 38 (2) of that Act

5       Service of notices

This Lease shall incorporate the regulations as to notices contained in Section 196 of the Law of Property Act 1925 as amended by the Recorded Delivery Service Act 1962

6       Representations

The Tenant acknowledges that this Lease has not been entered in reliance wholly or partly upon any statement or representation made by or on behalf of the Landlord save insofar as any such statement or representation is expressly set out in this lease or has been made in writing by the Landlord’s solicitors to the Tenant’s solicitors before the date of entry into this Lease

7       Redevelopment

The Landlord shall be entitled to carry out or permit the Development of any neighbouring premises of the Landlord or any part thereof and to build on or into any boundary wall of the Demised Premises or to re-route any services in or access to the Demised Premises subject to the Landlord exercising such right in a reasonable manner and making good any damage caused and ensuring that the Tenant’s full use and enjoyment of the Demised Premises is not thereby adversely affected

8       Superior landlord’s consent

Whenever in this lease the consent or licence of the Landlord is required in any matter then the Landlord shall be entitled to withhold its consent or licence unless and until it has obtained the consent of any superior landlord

9       Monies due as rent

All monies payable by the Tenant under this Lease not expressly reserved as rent shall be a charge on the Demised Premises and recoverable as for rent in arrear

THE SEVENTH SCHEDULE

The Covenant of The Surety

1       To procure performance of Tenant’s Covenants

The Surety in consideration of this Lease having been made at its request hereby covenants with the Landlord that the Tenant will throughout the Term pay the rents hereby reserved or subsequently ascertained on the days and in manner aforesaid and will perform and observe all the Tenant’s covenants hereinbefore contained and that in case of default in such payment of rents or in the performance or observance of such covenants as aforesaid the Surety will pay and make good to the Landlord on demand all losses damages costs and expenses thereby arising or incurred by the Landlord notwithstanding:-

1.1	any neglect or forbearance of the Landlord in endeavouring to obtain payment or to enforce performance of the several stipulations herein on the Tenant’s part contained (and any time which may be given to the Tenant by the Landlord shall not release or exonerate or in any way affect the liability of the Surety under this covenant)

1.2	that the terms of this Lease may have been varied by agreement between the Landlord and the Tenant where such variation is immaterial and not prejudicial to the Surety

1.3	that this Lease may have been assigned or that the Tenant may have ceased to exist or may have surrendered part of the Demised Premises or

1.4	any other act or thing whereby but for this provision the surety would have been released

2       To take new Lease

If this Lease shall be disclaimed or the Tenant (being a company) shall be dissolved or cease to exist and if the Landlord shall by notice in writing have so required the Surety will take from the Landlord a new Lease of the Demised Premises for a term commensurate with the residue of the term which would have remained had there been no disclaimer dissolution or cesser (as the case may be) at the same rent and subject to the same covenants and conditions as are reserved by and contained in this Lease (with the exception of the surety covenants contained in this Seventh Schedule) such new Lease to take effect from the date of such disclaimer or dissolution or cesser (as the case may be) and in such case the Surety shall without delay take or join in all acts necessary for the grant of such new Lease and will pay all costs relating to the grant of such new Lease and execute and deliver to the Landlord a counterpart thereof

3       To pay rent if not required to take new Lease

If this Lease shall be disclaimed or the Tenant (being a Company) shall be dissolved or cease to exist and if for any reason the Landlord shall not require the Surety to take a lease of the Demised Premises pursuant to Clause 2 above the Surety shall nevertheless upon demand pay to the Landlord a sum equal to the rent that would have been payable under this Lease but for the disclaimer dissolution or cesser (as the case may be) for the period from the date of such disclaimer dissolution or cesser (as the case may be) until the expiration of six months therefrom or until the date upon which the Demised Premises shall have been relet by the Landlord whichever shall first occur